Exhibit 99.1

Itron Announces Strong Third Quarter Results

Record Quarterly Booking of $894 Million

Quarterly Revenue $485 Million

Non-GAAP Diluted EPS 81 cents

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--October 29, 2008--Itron, Inc. (NASDAQ:ITRI) today reported financial results for its third quarter and year-to-date period ended September 30, 2008. Financial results for the year-to-date period ended September 30, 2008 include Actaris operations for a full nine months while results for the same period in 2007 only include Actaris operations from April 18, 2007. Highlights of the quarter and nine months ended September 30, 2008 include:

  Quarterly and nine-month revenues of $485 million and $1.48 billion;
  Quarterly and nine-month non-GAAP diluted EPS of 81 cents and $2.65;
  Nine-month cash flow from operations and free cash flow of $156 million and $115 million;
  Quarterly and nine-month Adjusted EBITDA of $69 million and $220 million; and
  Quarterly Bookings of $894 million.

“Our financial results were right in line with our expectations for the quarter,” said LeRoy Nosbaum, chairman and CEO. “Both operating segments continue to execute according to plan, customers continue to place orders for meters and other products and to evaluate AMR and AMI projects. As well, Itron remains a very financially stable business with a strong balance sheet and positive free cash flow.”

Operations Highlights – Third Quarter:

Revenues – Total revenues of $485 million for the third quarter of 2008 were $51 million, or 12%, higher than 2007 third quarter revenues of $434 million. Itron North America (INA) revenues of $160 million for the third quarter of 2008 were $17 million, or 12%, higher than the third quarter of 2007. Actaris revenues of $325 million for the third quarter of 2008 were $33 million, or 11%, higher than the third quarter of 2007. 2008 revenue benefitted from foreign exchange rates which accounted for more than half of the increase. Revenues for the electric, gas and water business units were approximately 38%, 34% and 28% of total Actaris revenue.

Gross Margin – Gross margin for the third quarter of 2008 was 34% which is comparable with the third quarter of 2007. Third quarter 2008 INA gross margin of 39% was lower than 2007 gross margin of 41% in the third quarter of 2007 due primarily to product mix. Actaris gross margin of 31% was higher than the third quarter 2007 gross margin of 30% due primarily to increased efficiencies and product mix.

Operating Expenses – Total operating expenses for the third quarter of 2008 were $138 million compared with $116 million in the third quarter of 2007. INA operating expenses were $43 million, or 27% of revenue, compared with $42 million, or 29% of revenue, in the third quarter of 2007. Actaris operating expenses of $83 million were 26% of revenue compared with $66 million or 23% of revenue in 2007. Actaris operating expenses were affected by foreign currency exchange rates which increased operating expenses approximately $6 million in 2008 compared with 2007. In addition to the exchange rate fluctuations, Actaris operating expenses were higher in all areas due to: increased sales; more emphasis on product development; higher amortization of intangibles expense due to the specific lives of the assets; increased personnel costs; and expenses related to Sarbanes-Oxley compliance. Corporate unallocated expenses of $11 million for the third quarter of 2008 were $2.6 million higher than the third quarter of 2007 due primarily to increased compensation, financial integration and consulting expenses.

Interest and Other Income (Loss) – Net interest expense of $15.7 million in the third quarter of 2008 was substantially lower than $34.3 million net interest expense in the third quarter of 2007 due to lower average debt balances and lower average interest rates. Debt fee amortization expense, which is included in net interest expense, was $1.8 million in the third quarter of 2008 compared with $9.2 million in the third quarter of 2007. Debt fee amortization expense in 2007 included $6.6 million of accelerated amortization as our convertible subordinated debt became subject to conversion for the first time in the third quarter of 2007. Our convertible debt is subject to conversion when our stock price exceeds the conversion parameters at the end of a quarter. The third quarter of 2008 included other expense of $281,000 compared with $873,000 in 2007. Other expense primarily consists of realized and unrealized foreign exchange losses.

Income Taxes – Our GAAP tax rate was 18% for the third quarter of 2008. The third quarter of 2007 included a $2.7 million GAAP income tax benefit due to a pre-tax loss. The 2008 rate reflects certain interest expense deductions and the election under the Internal Revenue Code Section 338 with respect to the Actaris acquisition.

GAAP Net Income/Loss and EPS – Our GAAP net income and fully diluted EPS for the third quarter of 2008 was $7.7 million, or 21 cents per share, compared with a net loss of $3.4 million, or 11 cents per share, in the same period in 2007.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $56 million, or 11.5% of revenues, in the third quarter of 2008, compared with $55 million, or 12.7% of revenues, in the third quarter of 2007. Non-GAAP net income, which also excludes amortization of debt fees, was $29.9 million in 2008, compared with $21.2 million in the 2007 period. Non-GAAP diluted EPS was 81 cents in the 2008 period compared with 65 cents in 2007. Fully diluted shares outstanding in the third quarter of 2008 were more than 4 million higher than the same period in 2007 due primarily to the equity offering of 3.4 million shares in the second quarter of 2008. Our non-GAAP tax rates were 28% and 27% for the third quarter of 2008 and 2007.

“With the backdrop of a slowing economy our results for the third quarter have remained strong,” said Nosbaum. “Those results are a validation that our customer base tends to be less affected by changes in the economy and that our business strategy of being a geographically and product diverse business has benefits in times like these.”

Operations Highlights – Nine Months:

Revenues – Total revenues of $1.48 billion for the nine months ended September 30, 2008 were $493 million, or 50%, higher than 2007 nine-month revenues of $984 million. INA revenues of $475 million for the first nine months of 2008 were $49 million, or 11%, higher than the comparable period in 2007. Actaris revenues exceeded $1 billion for the first nine months of 2008 compared with $557 million in the same period of 2007. Actaris was acquired on April 18, 2007. Actaris revenues for 2008 benefitted from favorable foreign exchange rates. Revenues for the electric, gas and water business units in the nine months were approximately 38%, 32% and 30% of total Actaris revenue.

Gross Margin – Gross margin for the first nine months of 2008 was 34%, which was comparable with the first nine months of 2007. INA gross margin of 39% in the first nine months of 2008 was less than 2007 gross margin of 42% due to product mix and increased services costs. Actaris gross margin of 31% was much higher than the first nine months of 2007 gross margin of 27%. In addition to the absence of acquisition related charges, 2008 Actaris gross margin benefitted from product mix and lower indirect cost of sales.

Operating Expenses – Total operating expenses for the first nine months of 2008 were $413 million compared with $316 million in the same period of 2007. INA operating expenses were $130 million, which was comparable with the same period of 2007. INA operating expenses as a percentage of revenue were 27%, which was lower than the 30% in 2007, due to increased revenue and lower amortization of intangibles expense. Actaris operating expenses of $253 million were 25% of revenue, as compared with $163 million, or 29% of revenue, in the first nine months of 2007. The increased Actaris 2008 operating expenses were affected by foreign currency exchange rates. Actaris operating expenses in 2007 only included expenses from the date of the acquisition. Corporate unallocated expenses of $31 million for the first nine months of 2008 were $6.8 million higher than 2007 primarily due to increased compensation, financial integration and consulting expenses.

Interest and Other Income (Loss) – Net interest expense was $61 million in the first nine months of 2008 compared to $54 million in the same period of 2007. The increase in net interest expense was due to the placement of $1.2 billion in debt for the Actaris acquisition in April of 2007. Debt fee amortization expense, which is included in net interest expense, was $7.7 million in the first nine months of 2008 compared with $12.0 million in the first nine months of 2007. The higher amortization expense in 2007 was due to the accelerated expensing of debt fees for the convertible notes. The first nine months of 2008 included other losses of $1.9 million compared with other income of $6.1 million in 2007. The other loss in 2008 was primarily the result of foreign currency fluctuations. Other income in 2007 included $3.8 million of acquisition-related foreign exchange gains and unrealized foreign currency exchange gains.

Income Taxes – Our GAAP tax rate was 10% for the first nine months of 2008. The first nine months of 2007 included a $13.2 million GAAP income tax benefit due to a pre-tax loss. The 2008 rate reflects the benefit of certain interest expense deductions and the election under the Internal Revenue Code Section 338 with respect to the Actaris acquisition.

GAAP Net Income/Loss and EPS – Our GAAP net income and fully diluted EPS for the first nine months of 2008 was $23.8 million, or 68 cents per share, compared with a net loss of $20.1 million, or 69 cents per share, in the same period in 2007.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $182 million, or 12.3% of revenues, in the first nine months of 2008, compared with $125 million, or 12.7% of revenues, in the first nine months of 2007. Non-GAAP operating income in 2007 excludes acquisition related charges for In Process Research & Development and inventory of $52 million in addition to amortization of intangible asset expense. Non-GAAP net income, which also excludes amortization of debt fees, was $92.7 million in 2008 compared with $60.8 million in the 2007 period. Non-GAAP diluted EPS was $2.65 in the 2008 period compared with $1.99 in 2007. Fully diluted shares outstanding in the first nine months of 2008 were more than 4 million higher than the same period in 2007 due primarily to the equity offering of 3.4 million shares in the second quarter of 2008. Non-GAAP net income and diluted EPS in the first nine months of 2008 were benefitted by including results for the entire nine months for Actaris rather than a partial year in 2007 due to the timing of closing the acquisition. Our non-GAAP tax rates were 27% and 31% for the first nine months of 2008 and 2007. The lower 2008 rate is due to lower tax rates for Actaris.

Other Financial Highlights:

New Order Bookings and Backlog - New order bookings for the third quarter of 2008 were $894 million, compared with $440 million in the third quarter of 2007, reflecting book-to-bill ratios of 1.90 to 1 and 1.05 to 1 respectively. New order bookings for the 2008 quarter included $470 million related to our Advanced Metering Infrastructure (AMI) contract with Southern California Edison (SCE). The California Public Utility Commission approved SCE’s AMI project in September 2008, which allowed us to book the contract value in our backlog. New order bookings for the first nine months of 2008 were $1.8 billion compared with $971 million in the same nine months of 2007. Total backlog was $1 billion at September 30, 2008 compared with $668 million at September 30, 2007. Twelve month backlog of $436 million at September 30, 2008 compares with twelve month backlog at September 30, 2007 of $494 million.

Cash Flows from Operations and Financial Condition – Net cash provided by operating activities during the first nine months of 2008 was $156 million. This compares with $90 million in the same period in 2007. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) in the third quarter of 2008 was $69 million compared with $67 million for the same period in 2007. Adjusted EBITDA for the first nine months of 2008 was $220 million compared with $158 million in the first nine months of 2007. Free cash flow for the first nine months ended September 30, 2008 was $115 million compared with $59 million for the same period in 2007. Cash and equivalents were $147 million at September 30, 2008 compared with $85 million at September 30, 2007. Our Debt/EBITDA ratio, as calculated for bank covenant purposes, was 3.9 times at September 30, 2008 compared with 5.7 times at September 30, 2007.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The Statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, changes in foreign exchange rates, international business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Business Outlook:

The outlook information provided below and elsewhere in this release is based on information available today. Itron assumes no obligation to publicly update or revise our business outlook. Our future performance involves risks and uncertainties.

For the full year 2008, we expect:

  Revenues between $1.91 billion and $1.93 billion (previous guidance was $1.91 to $1.95 billion);
  Diluted non-GAAP EPS of between $3.35 and $3.45 (previous guidance was $3.35 to $3.50); and
  Adjusted EBITDA in excess of $280 million (previous guidance was in excess of $285 million).

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS and Adjusted EBITDA. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe that they are a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on October 29, 2008. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors – Presentations.” The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), entering passcode #3124368. You may also view presentation materials related to the earnings call on Itron’s website, www.itron.com / Investors / Presentations.

About Itron:

Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Itron operates in two divisions: as Itron in North America and as Actaris outside of North America. Our company is the world’s leading provider of metering, data collection and software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Itron delivers industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation and consulting services. To know more, start here: www.itron.com.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues	$484,818	$434,034	$1,477,225	$983,504
Cost of revenues	321,858	289,224	975,496	652,655
Gross profit	162,960	144,810	501,729	330,849
Operating expenses
Sales and marketing	41,363	35,677	127,534	84,990
Product development	31,781	26,495	92,283	67,837
General and administrative	34,088	27,503	100,000	69,134
Amortization of intangible assets	30,395	25,864	93,114	58,127
In-process research and development	-	269	-	35,820
Total operating expenses	137,627	115,808	412,931	315,908

Operating income	25,333	29,002	88,798	14,941
Other income (expense)
Interest income	1,962	585	4,846	8,890
Interest expense	(17,644)	(34,852)	(65,367)	(63,276)
Other income (expense), net	(281)	(873)	(1,938)	6,068
Total other income (expense)	(15,963)	(35,140)	(62,459)	(48,318)

Income (loss) before income taxes	9,370	(6,138)	26,339	(33,377)
Income tax (provision) benefit	(1,695)	2,692	(2,586)	13,231

Net income (loss)	$7,675	$(3,446)	$23,753	$(20,146)

Earnings (loss) per share
Basic	$0.22	$(0.11)	$0.73	$(0.69)
Diluted	$0.21	$(0.11)	$0.68	$(0.69)

Weighted average number of shares outstanding
Basic	34,385	30,415	32,632	29,239
Diluted	36,872	30,415	34,991	29,239

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Itron North America	$160,096	$142,706	$474,956	$426,374
Actaris	324,722	291,328	1,002,269	557,130
Total Company	$484,818	$434,034	$1,477,225	$983,504

Gross profit
Itron North America	$63,011	$58,746	$187,511	$179,668
Actaris	99,949	86,064	314,218	151,181
Total Company	$162,960	$144,810	$501,729	$330,849

Operating income (loss)
Itron North America	$19,774	$17,244	$57,687	$50,718
Actaris	16,567	20,209	61,682	(12,019)
Corporate unallocated	(11,008)	(8,451)	(30,571)	(23,758)
Total Company	$25,333	$29,002	$88,798	$14,941

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Unit Shipments	(in thousands)
Total meters (with or without AMR)
Electricity - Itron North America	1,245	1,150	3,870	3,475
Electricity - Actaris	2,060	1,825	5,760	3,450
Gas	1,045	900	3,020	1,675
Water	1,960	1,775	6,560	3,625
Total meters	6,310	5,650	19,210	12,225

AMR units (Itron and Actaris)
Meters with AMR	1,170	850	3,870	2,250
AMR modules	1,250	1,150	3,550	3,500
Total AMR units	2,420	2,000	7,420	5,750

Meters with other vendors' AMR	220	225	620	650

We changed our management structure with the acquisition of Actaris on April 18, 2007 to reflect two operating segments. On January 1, 2008, we made additional refinements to these two operating segments as we continue to integrate the Actaris acquisition and realign our operations. The information presented for the three and nine month periods ended September 30, 2007 reflects the restatement of our segment operating results based on this realignment.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	At September 30,	At December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$147,391	$91,988
Accounts receivable, net	339,308	339,018
Inventories	188,224	169,238
Deferred income taxes, net	8,171	10,733
Other	60,627	42,459
Total current assets	743,721	653,436

Property, plant and equipment, net	317,598	323,003
Prepaid debt fees	14,142	21,616
Deferred income taxes, net	118,160	75,243
Other	16,474	15,235
Intangible assets, net	525,400	695,900
Goodwill	1,316,904	1,266,133
Total assets	$3,052,399	$3,050,566

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade payables	$217,754	$198,997
Accrued expenses	59,737	57,275
Wages and benefits payable	86,177	70,486
Taxes payable	24,071	17,493
Current portion of long-term debt	355,944	11,980
Current portion of warranty	25,911	21,277
Deferred income taxes, net	2,942	5,437
Unearned revenue	25,771	20,912
Total current liabilities	798,307	403,857

Long-term debt	848,917	1,578,561
Warranty	14,689	11,564
Pension plan benefits	61,869	60,623
Deferred income taxes, net	170,141	173,500
Other obligations	51,489	63,659
Total liabilities	1,945,412	2,291,764

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	945,886	609,902
Accumulated other comprehensive income, net	115,116	126,668
Retained earnings	45,985	22,232
Total shareholders' equity	1,106,987	758,802
Total liabilities and shareholders' equity	$3,052,399	$3,050,566

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Nine Months Ended September 30,
	2008	2007

Operating activities
Net income (loss)	$23,753	$(20,146)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	133,295	85,329
In-process research and development	-	35,820
Employee stock plans income tax benefit	-	2,020
Stock-based compensation	12,560	8,998
Amortization of prepaid debt fees	7,665	12,034
Deferred income taxes, net	(27,473)	(47,418)
Other, net	236	(944)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,834	(15,231)
Inventories	(19,100)	2,801
Trade payables, accrued expenses and taxes payable	15,373	24,199
Wages and benefits payable	15,549	(6,510)
Unearned revenue	5,339	(8,390)
Warranty	103	764
Effect of foreign exchange rate changes	(2,214)	11,307
Other, net	(10,696)	5,021
Net cash provided by operating activities	156,224	89,654

Investing activities
Proceeds from the maturities of investments, held to maturity	-	35,000
Acquisitions of property, plant and equipment	(41,422)	(30,173)
Business acquisitions, net of cash and cash equivalents acquired	(95)	(1,716,138)
Other, net	1,380	53
Net cash used in investing activities	(40,137)	(1,711,258)

Financing activities
Proceeds from borrowings	-	1,159,027
Payments on debt	(384,426)	(37,278)
Issuance of common stock	323,424	243,146
Prepaid debt fees	(207)	(22,009)
Other, net	(44)	-
Net cash (used in) provided by financing activities	(61,253)	1,342,886

Effect of exchange rate changes on cash and cash equivalents	569	2,448
Increase (decrease) in cash and cash equivalents	55,403	(276,270)
Cash and cash equivalents at beginning of period	91,988	361,405
Cash and cash equivalents at end of period	$147,391	$85,135

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release dated October 29, 2008 contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and EPS and Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures” information following.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development or purchase accounting adjustments. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor’s operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income minus amortization of intangible assets, business combination accounting for inventory revaluation and IPR&D. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that are related to current and previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods. We believe that excluding amortization of intangible assets enables management and investors to analyze trends in our operations. For example, expenses related to amortization of intangible assets were decreasing prior to the Actaris acquisition, which was improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense was not reflective of an improvement in our core business. Additionally we exclude the effects of inventory revaluation and IPR&D to provide investors gross and operating margins that are not impacted by purchase accounting adjustments. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP EPS – We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets and amortization of debt fees, expenses related to business combination accounting for inventory revaluation and expenses for IPR&D as well as the tax effects of each item. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully diluted basis, outstanding as of the end of each period. We consider these financial measures to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with GAAP net income and EPS.

Adjusted EBITDA – We define Adjusted EBITDA as net income minus interest income, plus interest expense, tax expense and depreciation and amortization of intangible asset expenses plus non-cash expenses for business combination accounting for inventory revaluation and IPR&D. We feel that providing this financial measure is important for management and investors to understand our ability to service our debt and is a measure of the cash generated by our core business. Management uses Adjusted EBITDA as a performance measure for executive compensation. A limitation to using Adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the expenses that we exclude in our calculation of Adjusted EBITDA may differ from the expenses that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Non-GAAP operating income:
GAAP operating income	$25,333	$29,002	$88,798	$14,941
Amortization of intangible assets	30,395	25,864	93,114	58,127
In-process research and development	-	269	-	35,820
Purchase accounting adjustment - inventory	-	-	-	16,023
Non-GAAP operating income	$55,728	$55,135	$181,912	$124,911

Non-GAAP net income:
GAAP net income (loss)	$7,675	$(3,446)	$23,753	$(20,146)
Amortization of intangible assets	30,395	25,864	93,114	58,127
Amortization of debt placement fees	1,726	9,144	7,475	11,850
In-process research and development	-	269	-	35,820
Purchase accounting adjustment - inventory	-	-	-	16,023
Income tax effect of non-GAAP adjustments	(9,927)	(10,677)	(31,608)	(40,852)
Non-GAAP net income	$29,869	$21,154	$92,734	$60,822

Non-GAAP diluted EPS	$0.81	$0.65	$2.65	$1.99

Weighted average number of shares outstanding - Diluted	36,872	32,374	34,991	30,545

Adjusted EBITDA:
GAAP net income (loss)	$7,675	$(3,446)	$23,753	$(20,146)
Interest income	(1,962)	(585)	(4,846)	(8,890)
Interest expense	17,644	34,852	65,367	63,276
Income tax provision (benefit)	1,695	(2,692)	2,586	(13,231)
Depreciation and amortization	43,829	38,173	133,295	85,329
In-process research and development	-	269	-	35,820
Purchase accounting adjustment - inventory	-	-	-	16,023
Adjusted EBITDA	$68,881	$66,571	$220,155	$158,181

CONTACT:
Itron, Inc.
Deloris Duquette, 509-891-3523
Vice President, Investor Relations and
Corporate Communications
deloris.duquette@itron.com